Exhibit 99.1

News Release For Immediate Release

Contact: Jack Collins, EVP Finance/Corp. Development Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net
Quest Entities Announce Definitive Merger Agreement
OKLAHOMA CITY — July 6, 2009 — Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”), Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”) have entered into a definitive merger agreement (the “Agreement”) pursuant to which the three companies would recombine. The recombination would be effected by forming a new, yet to be named, publicly-traded corporation (which we refer to as “NewGasCo” in this press release) that, through a series of mergers and entity conversions (collectively, the “Merger”), would wholly-own all three entities. The Agreement follows the execution of a non-binding letter of intent by the three Quest entities that was publicly announced on June 3, 2009.
NewGasCo’s strategy will be to create shareholder value through the efficient development of unconventional resource plays, including coalbed methane in the Cherokee Basin of southeast Kansas and northeast Oklahoma and the Marcellus Shale in the Appalachian Basin. NewGasCo will remain focused on reducing operating and overhead costs and anticipates significant first year overhead cost savings, primarily as the result of the simplified structure.
While the Quest entities anticipate completion of the Merger before year-end, it remains subject to the satisfaction of a number of conditions, including, among others, the arrangement of one or more satisfactory credit facilities for NewGasCo, the approval of the transaction by the stockholders of QRCP and the unitholders of QELP and QMLP, and consents from each entity’s existing lenders. There can be no assurance that these conditions will be met or that the Merger will occur.
QRCP has, subject to certain conditions, agreed to vote the common and subordinated units of QELP and QMLP it owns in favor of the Merger and the holders of approximately 43% of the common units of QMLP have, subject to certain conditions, agreed to vote their common units in favor of the Merger.
Under the terms of the Agreement, each share of QRCP would be exchanged for 0.0575 shares of NewGasCo common stock, each common unit of QELP (other than those owned by QRCP) would be exchanged for 0.2859 shares of NewGasCo common stock, and each common unit of QMLP would be exchanged for 0.4033 shares of NewGasCo common stock. Upon completion of the Merger, the equity of NewGasCo would be owned approximately 44% by current QMLP equity holders, approximately 33% by current QELP equity holders, and approximately 23% by current QRCP equity holders. The transaction is expected to be tax free to QRCP’s shareholders and taxable to the unitholders of QELP and QMLP.
At closing, the board of directors of NewGasCo will be comprised of nine directors, which will include three existing independent directors of the board of directors of the general partner of QELP, three existing directors of the board of directors of the general partner of QMLP, two existing independent directors of the board of directors of QRCP, and the Chief Executive Officer of the Quest entities. Gary M. Pittman, current Chairman of the board of directors of QELP, is expected to serve as Chairman of NewGasCo’s board of directors at closing. David C. Lawler, current President and Chief Executive Officer of each Quest entity, is expected to serve as President and Chief Executive Officer of NewGasCo at closing and, in turn, will be a member of the board of directors of NewGasCo.
Stifel, Nicolaus & Company, Incorporated rendered its opinion to the conflicts committee of QELP’s general partner that the exchange ratio to be utilized to exchange the QELP common units in the Merger is fair, from a financial point of view to the holders of QELP common units (other than QRCP, the general partner of QELP and their respective affiliates). Mitchell Energy Advisors, LLC rendered its opinion on the fairness, from a financial point of view, of the merger consideration to be received by QRCP stockholders to the board of directors of QRCP. Morgan Stanley is acting as financial advisor to the board of directors of QMLP’s general partner in connection with the merger. Berenson & Company has been engaged by each Quest entity to act as their financial advisor in restructuring their current debt obligations into a form satisfactory for NewGasCo. Mayer Brown LLP is serving as legal advisor to the Conflicts Committee of QELP’s general partner, Stinson Morrison Hecker LLP is serving as legal advisor for QRCP, and Baker Botts LLP is serving as legal advisor to QMLP.
Management Comment
David C. Lawler, President and Chief Executive Officer of the Quest entities said, “We are pleased to announce additional progress on the recombination of the Quest entities with the execution of a definitive merger agreement. While much work must still be completed, we believe the proposed recombination makes the Quest entities more competitive in today’s market environment by allowing us to further reduce costs, increase operational efficiency, and simplify our organizational structure.”
About Quest Resource Corporation, Quest Energy Partners, and Quest Midstream Partners
Quest Resource Corporation is a fully integrated E&P company that owns: producing properties and acreage in the Appalachian Basin of the northeastern United States; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P., including subordinated units; and 85% of the general partner and a 36.4% of the limited partner interests in the form of subordinated units in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.
Quest Energy Partners, L.P. was formed by QRCP to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. QELP owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. QELP also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. QELP routinely posts important information in the “Investors” section of its website.
Quest Midstream Partners, L.P. was formed by QRCP to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. QMLP owns more than 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.
Additional information
In connection with the proposed merger, a registration statement of NewGasCo, which will include proxy statements of QRCP and QELP, and other materials, will be filed with the Securities and Exchange Commission. INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEWGASCO, QRCP, QELP, QMLP AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about NewGasCo QRCP, QMLP and QELP, without charge, at the SEC’s web site at www.sec.gov, QRCP’s web site at www.qrcp.net, and QELP’s web site at www.qelp.net. Copies of the registration statement and the proxy statement/prospectus may also be obtained for free by directing a request to Quest Resource Corporation, Quest Energy Partners, L.P. or Quest Midstream Partners, L.P. at 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102; Attn: Jack Collins, Telephone: (405) 600-7704.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Participants in Solicitation
QRCP and QELP and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders and unitholders in respect of the merger. Information about these persons can be found in QRCP’s and QELP’s respective annual reports on Form 10-K for the year ended December 31, 2008 as filed with the SEC on June 3, 2009 and June 16, 2009, respectively. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement, including anticipated benefits and other aspects of the proposed Merger are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although QRCP and QELP believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. In particular, the forward-looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the conditions to the Merger discussed in this press release, the possibility that the anticipated benefits from the proposed Merger cannot by fully realized, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by QRCP and QELP. These risks, and other risks are detailed in QRCP’s and QELP’s filings with the Securities and Exchange Commission, including risk factors listed in QRCP’s and QELP’s latest annual reports on Form 10-K and other filings with the SEC. You can find QRCP’s and QELP’s filings with the SEC at www.qrcp.net and www.qelp.net or at www.sec.gov. By making these forward-looking statements, QRCP and QELP undertake no obligation to update these statements for revisions or changes after the date of this release.